Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
JOHNSON ELECTRIC HOLDINGS LIMITED,
J.E.C. ELECTRONICS SUB ONE, INC.,
J.E.C. ELECTRONICS SUB TWO, INC.
and
PARLEX CORPORATION
Dated as of
August 18, 2005

Table of Contents

ARTICLE I. THE MERGER	1
1.1. The Merger	1
1.2. Effective Time; Closing	2
1.3. Effect of the Merger	2
1.4. Articles of Organization; By-laws	2
1.5. Directors and Officers	2
1.6. Section 338(g) Election	3
ARTICLE II. CONVERSION OF SECURITIES	3
2.1. Conversion of Securities	3
2.2. Employee Stock Options	4
2.3. Dissenting Shares	4
2.4. Surrender of Shares; Stock Transfer Books; Payment for Options	5
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6
3.1. Organization and Qualification; Subsidiaries	6
3.2. Articles of Organization and By-laws	7
3.3. Capitalization	7
3.4. Authority Relative to This Agreement	8
3.5. Board Approvals and Takeover Laws	8
3.6. Required Vote	8
3.7. No Conflict; Required Filings and Consents	8
3.8. Permits; Compliance	9
3.9. SEC Filings; Financial Statements	10
3.10. Absence of Undisclosed Liabilities	12
3.11. Absence of Certain Changes or Events	12
3.12. Absence of Litigation	13
3.13. Employee Benefit Plans	13
3.14. Labor and Employment Matters	15
3.15. Property and Leases	17
3.16. Intellectual Property	18
3.17. Taxes	20
3.18. Environmental Matters	21

i

3.19. Material Contracts	22
3.20. Records	22
3.21. Insurance	22
3.22. Brokers	23
3.23. Customers and Suppliers	23
3.24. Certain Business Practices	23
3.25. Export Controls	24
3.26. Antiboycott Laws	24
3.27. Affiliate Transactions	24
3.28. Opinion of Financial Advisor	24
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF JE HOLDINGS, PARENT AND PURCHASER	24
4.1. Corporate Organization	24
4.2. Authority Relative to This Agreement	25
4.3. Board Approvals and Takeover Laws	25
4.4. No Conflict; Required Filings and Consents	25
4.5. Financing	26
4.6. Brokers	26
4.7. Absence of Litigation	26
4.8. Ownership of Shares; MCRL Chapter 110F	26
ARTICLE V. CONDUCT OF BUSINESS PENDING THE MERGER	27
5.1. Conduct of Business by the Company Pending the Merger	27
5.2. Consultation	29
ARTICLE VI. ADDITIONAL AGREEMENTS	29
6.1. Proxy Statement	29
6.2. Stockholders’ Meeting	30
6.3. Access to Information; Confidentiality	30
6.4. No Solicitation of Transactions	30
6.5. Employee Benefits Matters	32
6.6. Directors’ and Officers’ Indemnification and Insurance	32
6.7. Notification of Certain Matters	34
6.8. HSR Act Filing	34
6.9. Exon-Florio Provision	34

ii

6.10. Public Announcements	34
6.11. Consents and Approvals; Commercially Reasonable Efforts	34
6.12. State Takeover Laws	36
6.13. Infineon Joint Venture	36
6.14. Company Warrants	36
6.15. Remediation Activities	36
ARTICLE VII. CONDITIONS TO THE MERGER	36
7.1. Conditions to the Merger	36
7.2. Conditions to Obligations of JE Holdings, Parent and Purchaser	37
7.3. Conditions to Obligations of the Company	37
ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER	38
8.1. Termination	38
8.2. Effect of Termination	39
ARTICLE IX. GENERAL PROVISIONS	40
9.1. Expenses	40
9.2. Amendment	40
9.3. Non-Survival of Representations and Warranties	40
9.4. Waiver	41
9.5. Notices	41
9.6. Severability	42
9.7. Entire Agreement; Assignment	42
9.8. Parties in Interest	42
9.9. Specific Performance	42
9.10. Governing Law	42
9.11. Waiver of Jury Trial	43
9.12. Headings	43
9.13. Counterparts	43
ANNEX A. DEFINITIONS	A-1

iii

     AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2005 (this “Agreement”), among JOHNSON ELECTRIC HOLDINGS LIMITED, a Bermuda corporation (“JE Holdings”), J.E.C. ELECTRONICS SUB ONE, INC., a Massachusetts corporation and an indirect wholly-owned Subsidiary of JE Holdings (“Parent”), J.E.C. ELECTRONICS SUB TWO, INC., a Massachusetts corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and PARLEX CORPORATION, a Massachusetts corporation (the “Company”). Certain terms used herein as defined terms are defined in Annex A hereof.
W I T N E S S E T H:
     WHEREAS, the Boards of Directors of JE Holdings, Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for JE Holdings, indirectly, through Parent and Purchaser, to acquire the Company upon the terms and subject to the conditions set forth herein;
     WHEREAS, the Company is willing to enter this Agreement with Parent and Purchaser only if JE Holdings is also a party hereto, and as an inducement to the Company to enter into this Agreement, JE Holdings has agreed to be a party hereto;
     WHEREAS, the respective Boards of Directors of JE Holdings, Parent, Purchaser and the Company have each approved the merger (the “Merger”) of Purchaser with and into the Company in accordance with the Massachusetts Business Corporation Act, as amended (the “MBCA”), on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) (shares of Company Common Stock being hereafter collectively referred to as “Shares”) not owned directly or indirectly by JE Holdings, Parent, Purchaser or the Company shall be converted into the right to receive $6.75 in cash;
     WHEREAS, JE Holdings, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, JE Holdings, Parent, Purchaser and the Company hereby agree as follows:
Article I.
The Merger
     1.1. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the MBCA, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of The Commonwealth of Massachusetts. Notwithstanding anything to the contrary contained in this Section 1.1, Parent may elect instead, at any time after Stockholder Approval (as hereinafter defined) is granted, to merge the Company into Purchaser or any other direct or indirect wholly owned Subsidiary of JE Holdings; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties or covenants by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide, as the case may be, that Purchaser or such other wholly owned Subsidiary of JE Holdings shall be the Surviving Corporation and that JE Holdings, Parent, Purchaser and the Company shall make commercially reasonable efforts to comply with notice provisions and other terms of the outstanding Convertible Notes, Preferred Shares and Warrants.
     1.2. Effective Time; Closing. No later than three Business Days after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Secretary of State of The Commonwealth of Massachusetts, in such forms as are required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of such filing being the “Effective Time” and such articles, the “Articles of Merger”). On the date of such filing, a closing shall be held at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.
     1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 11.07 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
     1.4. Articles of Organization; By-laws. (a) At the Effective Time, subject to Section 6.6(a), the articles of organization of the Company, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Corporation until thereafter amended as provided by law and such articles of organization.
     (a) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 6.6(a), the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the articles of organization of the Surviving Corporation and such by-laws.
     1.5. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of organization and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval. The Company shall take all commercially reasonable action to cause Purchaser’s appointees to be duly elected as directors and officers of each Subsidiary of the Surviving Corporation, effective as of the Effective Time.

     1.6. Section 338(g) Election. At the election of Parent, in its sole and absolute discretion, Parent may make the election provided under Section 338(g) of the Internal Revenue Code, as amended (the “Code”) (including under any comparable statutes in any other jurisdiction) with respect to the Company and all Subsidiaries of the Company.
Article II.
Conversion of Securities.
     2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:
     (a) Each share of common stock, par value $0.10 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable shares of common stock, par value $0.10 per share, of the Surviving Corporation;
     (b) Each Share and Preferred Share held in the treasury of the Company and each Share and Preferred Share owned by JE Holdings, Purchaser, Parent or any direct or indirect wholly owned Subsidiary of JE Holdings or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;
     (c) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $6.75, payable to the holder thereof in cash, without interest (the “Common Share Merger Consideration”), less any required withholding taxes;
     (d) Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Preferred Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Liquidation Value thereof, payable to the holder thereof in cash, without interest or additional dividends thereon (the “Preferred Share Merger Consideration” and together with the Common Share Merger Consideration, the “Merger Consideration”), less any required withholding taxes. Prior to the Effective Time, the Company shall be responsible for delivering to the Paying Agent (as hereinafter defined) a list of holders of Preferred Shares and such information as is in the Company’s possession and necessary to ensure proper withholding; and
     (e) From and after the Effective Time, all such Shares and Preferred Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares or Preferred Shares, as applicable, shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.4, without interest thereon.

     2.2. Employee Stock Options. (a) The Company shall take all reasonable action to, as of the Effective Time (i) terminate the stock option plans listed in Section 3.3 of the Disclosure Schedule, (as hereinafter defined) each as amended through the date of this Agreement (the “Company Stock Option Plans”); and (ii) cancel, at the Effective Time, each outstanding option to purchase Shares granted under the Company Stock Option Plans (each, a “Company Stock Option”) that is outstanding and unexercised as of such time. Subject to the foregoing, each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time, whether or not then exercisable or vested, shall be entitled to receive from the Paying Agent (as hereinafter defined) on behalf of the Surviving Corporation, immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of (i) the Common Share Merger Consideration over (ii) the per share exercise price of such Company Stock Option, multiplied by the number of Shares subject to such Company Stock Option as of the Effective Time (the “Option Consideration”). Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. Prior to the Effective Time, the Company shall be responsible for delivering to the Paying Agent (i) a list of holders of Company Stock Options, (ii) calculations showing the respective amount of Option Consideration for each Company Stock Option, and (iii) such information as is requested by Paying Agent and in the Company’s possession and necessary to ensure proper withholding.
     (b) The Company shall take all action reasonably necessary to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement (collectively, the “Transactions”) so as to exempt such dispositions under Rule 16b-3 of the Exchange Act.
     2.3. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have demanded properly, and perfected their rights to be paid the fair value of such Shares in accordance with Section 13.02 of the MBCA (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to only such rights as are granted by Section 13.02 of the MBCA, except that all Dissenting Shares held by stockholders who have failed to perfect, or who effectively shall have withdrawn or lost their rights under such Section 13.02 of the MBCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.4, of the certificate or certificates that formerly evidenced such Shares.
     (b) The Company shall give Parent (i) prompt notice of intent to demand the fair value of any Shares that is communicated in writing to the Company, written withdrawals of such demands, and any other instruments served pursuant to Section 13.02 of the MBCA and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenter’s rights under Section 13.02 of the MBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such exercise of dissenter’s rights or offer to settle or settle any such demands.

     2.4. Surrender of Shares; Stock Transfer Books; Payment for Options. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company in the United States and reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares, Preferred Shares and Company Stock Options, as the case may be, to receive the funds to which holders of Shares, Preferred Shares and Company Stock Options shall become entitled pursuant to Sections 2.1(c), 2.1(d) and 2.2(a). Prior to the Effective Time, JE Holdings, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration and Option Consideration. If, for any reason, such funds are inadequate to pay the amounts to which holders of Shares, Preferred Shares and Company Stock Options shall be entitled under Sections 2.1(c), 2.1(d) and 2.2(a), JE Holdings shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under Sections 2.1(c), 2.1(d) and 2.2(a), and, as of the Effective Time, JE Holdings and the Surviving Corporation shall become liable for payment thereof. The funds so deposited with the Paying Agent shall not be used for any purpose except as expressly provided in this Agreement. Such funds shall be invested by the Paying Agent as directed by JE Holdings or Parent.
     (b) Promptly, but in no event more than five Business Days after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares or Preferred Shares entitled to receive Merger Consideration pursuant to Sections 2.1(c) or 2.1(d) a form of letter of transmittal (which shall be in a form reasonably acceptable to the Company and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares or Preferred Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent and compliance with the standard procedures of the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share or Preferred Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.
     (c) If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article II; provided, however, that Parent or the Paying Agent may require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to such Certificate or ownership thereof.
     (d) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to pay to each person who was, at the Effective Time, a holder of record of Company Stock Options, the Option Consideration to which such person is entitled pursuant to Section 2.2(a).
     (e) At any time following the ninth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares, Preferred Shares or Company Stock Options (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration or Option Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share, Preferred Share or Company Stock Option for any Merger Consideration or Option Consideration delivered in respect of such Share, Preferred Share or Company Stock Option to a public official pursuant to any abandoned property, escheat or other similar law.
     (f) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares or Preferred Shares on the records of the Company. From and after the Effective Time, the holders of Shares, Preferred Shares and Company Stock Options outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, Preferred Shares and Company Stock Options except as otherwise provided herein or by Applicable Law.
Article III.
Representations and Warranties of the Company
     Except as set forth in the corresponding sections or subsections of the written Company Disclosure Schedule (the “Disclosure Schedule") or, except as specifically set forth in Section 3.7, as disclosed in an SEC Report (as defined in Section 3.9) filed prior to the date hereof, the Company makes the representations and warranties to JE Holdings, Parent and Purchaser that are set forth below. Each exception set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement; provided, however, that any information disclosed therein under any section number shall be deemed to be disclosed and incorporated in any other section of the Disclosure Schedule where such disclosure would be appropriate and readily apparent. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement.
     3.1. Organization and Qualification; Subsidiaries. (a) Each of the Company and each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.
     (b) Section 3.1(b) of the Disclosure Schedule, sets forth the name, jurisdiction of incorporation and authorized and outstanding capital stock of each Subsidiary of the Company. Except as disclosed in Section 3.1(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
     3.2. Articles of Organization and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the articles of organization and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such articles of organization, by-laws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its articles of organization, by-laws or equivalent organizational documents. Other than PIC, each of the Company’s Subsidiaries is in compliance with its articles of organization, by-laws or equivalent organizational documents, except as would not have a Material Adverse Effect.
     3.3. Capitalization. The authorized capital stock of the Company consists of 30,000,000 Shares, $0.10 par value per share, and 1,000,000 Preferred Shares, par value $1.00 per share. As of the date hereof, (a) 6,488,425 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable; (b) 665,525 Shares are issuable upon exercise of outstanding stock options; (c) 406,250 Shares are issuable upon conversion of outstanding Preferred Shares; (d) 484,625 Shares are issuable upon exercise of outstanding Warrants; and (e) 750,000 Shares are issuable upon conversion of outstanding 7% Convertible Subordinated Notes due July 28, 2007 (the "Convertible Notes”). As of the date hereof, except as set forth in Section 3.3 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.3 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to issue, repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.3 of the Disclosure Schedule, each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.
     3.4. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to obtaining Stockholder Approval (as defined in Section 3.6 below), to consummate the Transactions. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining Stockholder Approval, if and to the extent required by Applicable Law, and the filing and recordation of appropriate merger documents as required by the MBCA). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by JE Holdings, Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     3.5. Board Approvals and Takeover Laws. The Company Board of Directors (the “Board”), at a meeting duly called and held, has unanimously (i) determined, as of the date of this Agreement, that this Agreement and the Merger, taken together, are fair to and in the best interests of the stockholders of the Company; (ii) duly and validly approved, as of the date of this Agreement, and taken all corporate action required to be taken by the Board to authorize the Transactions; and (iii) resolved to recommend, as of the date of this Agreement, that the stockholders of the Company accept, approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Board has been amended, rescinded or modified except as permitted by the terms of this Agreement. Assuming the accuracy of the representations and warranties contained in Section 4.8, the actions taken by the Board are sufficient to render inapplicable to JE Holdings, Parent, Purchaser and the Merger, the provisions of Chapters 110C and 110F of the Massachusetts Corporation-Related Laws, as amended (the “MCRL”). To the Company’s knowledge, no other state takeover statute, or other state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, is applicable to the Transactions.
     3.6. Required Vote. The affirmative vote of the stockholders of two-thirds of the outstanding Shares, voting as a single class, is the only vote of the stockholders of any class or series of the Company’s capital stock necessary to approve the Merger (the “Stockholder Approval”).
     3.7. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations under this

Agreement shall not, (i) conflict with or violate the articles of organization or by-laws or equivalent organizational documents of the Company or any Subsidiary; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.7(b) have been obtained and all filings and obligations described in Section 3.7(b) have been made and, subject, in the case of the Merger, to obtaining Stockholder Approval, conflict with or violate any Applicable Law or by which any property or asset of the Company or any Subsidiary is bound or affected; or (iii) subject to obtaining the consents listed in Section 3.7 of the Disclosure Schedule, which list does not incorporate information from or consents listed in the SEC Reports, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect.
     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exon-Florio provision pursuant to Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (amending Section 721 of the Defense Production Act of 1950) (the “Exon-Florio Provision”) and the requirements in the countries where a merger filing will be necessary and filing and recordation of appropriate merger documents as required by the MCBA (the “Company Required Approvals”); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect. Section 3.7(b) of the Disclosure Schedule contains a complete list of Company Required Approvals and the countries where a merger filing is necessary, except for countries where the failure to file would not reasonably be expected to have a Material Adverse Effect, and does not incorporate information from, or consents listed in, the SEC Reports.
     3.8. Permits; Compliance.
     (a) Except with respect to Environmental Permits (as defined and addressed in Section 3.18) , each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”) except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger and would not reasonably be expected to have a Material Adverse Effect.
     (b) After giving effect to the Transactions, to the knowledge of the Company, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect, except as set forth in Section 3.8(b) of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with Applicable Laws by which the property and assets of the Company and its Subsidiaries are bound or affected. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, as of the date hereof, prevent or materially delay consummation of the Merger or would reasonably be expected to have a Material Adverse Effect.
     3.9. SEC Filings; Financial Statements. (a) The Company and its Subsidiaries have timely filed (or obtained an extension of the time for filing) each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed by the Company or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act with the Securities and Exchange Commission (the “SEC”) since June 30, 2003 (as such documents have since the time of their filing been amended or supplemented, the “SEC Reports”). Those SEC Reports that were not amended or supplemented complied and all SEC Reports that amended and supplemented previous filings complied, as of their respective dates, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports, in each case to the extent in effect on the date of filing. Each of the SEC Reports did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Report filed with the SEC prior to the date of this Agreement.
     (b) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the preceding sentence and Section 3.9(f) hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

     (c) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the SEC Reports (the "Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q or 8-K or the applicable rules of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to the consolidated financial position of the Company) the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. The Company’s foreign Subsidiaries maintain their books pursuant to local accounting rules and adjust their books to conform to GAAP for consolidation purposes. Therefore, the books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP.
     (d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Reports.
     (e) The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (f) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to enable the principal executive officer and principal financial officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Company, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
     (g) Except as set forth in Section 3.9(g) of the Disclosure Schedule, since June 30, 2003, the Company has not received any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.
     (h) None of the Company’s Subsidiaries are, or has at any time since June 30, 2003, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
     3.10. Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet (or notes thereto) as of June 30, 2004 (the “2004 Balance Sheet”) included in the Financial Statements or as set forth in Section 3.10 of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since June 30, 2004; or (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     3.11. Absence of Certain Changes or Events. Since June 30, 2004, except as contemplated by this Agreement or set forth in Section 3.11 of the Disclosure Schedule, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since June 30, 2004, there has not been (i) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company or any Subsidiary (assessed on a consolidated basis) having, individually or in the aggregate, a Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any Subsidiary and having, individually or in the aggregate, a Material Adverse Effect; (iii) any change by the Company in its accounting methods, principles or practices; (iv) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice; (v) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole; (vi) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities other than regular quarterly dividends on the Preferred Shares not in excess of $1.65 per share; or (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice.

     3.12. Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 3.12 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that (a) would reasonably be expected to have a Material Adverse Effect or (b) as of the date hereof, seeks to materially delay or prevent the consummation of any Transaction.
     3.13. Employee Benefit Plans. (a) Section 3.13(a) of the Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary; (ii) each material employee benefit plan for which the Company or any Subsidiary is reasonably expected to incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; (iii) any material plan in respect of which the Company or any Subsidiary could reasonably be expected to incur liability under Section 4212(c) of ERISA; and (iv) any material contracts or legally enforceable arrangements between the Company or any Subsidiary and any employee of the Company or any Subsidiary, including, without limitation, any contracts or arrangements relating to a sale of the Company or any Subsidiary (collectively, with the exception of any plans, programs or arrangements not subject to United States law, the “Plans”). The Company has made available to Purchaser a true and complete copy of each Plan and has made available to Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, as applicable (i) a copy of each trust or other funding arrangement; (ii) each most recent summary plan description and summary of material modifications; (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500; (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.
     (b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, none of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan”). Except as set forth in Section 3.13(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person by itself or solely or partially as a result of any transaction contemplated by this Agreement; or (ii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. Except as set forth in Section 3.13(b) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code.
     (c) Each Plan is currently in material compliance with, and has, for the period with respect to which the applicable statute of limitation has not expired, been administered and operated in all material respects in accordance with, its terms and the requirements of all Applicable Laws, including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all obligations required to be performed by them under and are not in any default under or in violation of, and the Company has no knowledge of any default or violation by any party to, any Plan, except as would not have a Material Adverse Effect. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such Action.
     (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter or opinion letter, as applicable, from the IRS regarding such qualified status, which covers all of the provisions applicable to the Plan for which determination or opinion letters, as applicable, are currently available and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
     (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would give rise to a material liability with respect to any Plan. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan and, to the knowledge of the Company, no fact or event exists which could give rise to any such liability.
     (f) Except as set forth in Section 3.13(f), all material contributions, premiums or payments required to be made with respect to any Plan have been made in full on or before their due dates. No deduction for such contributions has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could give rise to any such challenge or disallowance. All contributions, premiums and payments accrued under each Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending at the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent reflected as a liability on the Company Financial Statements. All long-term disability benefits made available to employees of the Company are fully insured under insurance policies and such insurance policies are in full force and effect.

     (g) There has been no material failure of a Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). To the knowledge of the Company, the Company has not made contributions to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate of the Company has incurred a tax under Section 5000(a) which is or could reasonably be expected to become a material liability of the Company.
     (h) Section 3.13(h) of the Disclosure Schedule sets forth each plan, program or arrangement that would be a Plan except that it is subject to the laws of a jurisdiction other than the United States (a “Non-U.S. Benefit Plan"). With respect to each Non-U.S. Benefit Plan:
     (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been timely made (except for any instances of noncompliance that would not have a Material Adverse Effect), or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;
     (ii) with respect to any Non-U.S. Benefit Plans that are not government-mandated plans or programs, the fair market value of the assets the liability of each insurer, or the book reserve established for any such Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and
     (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available. Each Non-U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States laws and regulations.
     3.14. Labor and Employment Matters. (a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, (i) to the knowledge of the Company, there is no pending or threatened litigation between the Company or any Subsidiary and any of their respective employees or independent contractors; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) to the knowledge of the Company, neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any agreement or contract relating to employees or contractors, and there are no grievances outstanding against the Company or any Subsidiary under any collective bargaining agreement, union contract, work counsel agreement or work force agreement or contract; (iv) to the knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other court or tribunal; and (v) there is no strike, slowdown, work stoppage or lockout or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary. The consent of any labor union is not required to consummate the Transactions. There is no obligation to inform, consult or obtain consent, whether in advance or otherwise, of any works council, employee representatives or other representative bodies in order to consummate the Transactions.
     (b) To the knowledge of the Company, the Company and its Subsidiaries are, and have been, in material compliance with all Applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, notice of termination, workers compensation, state disability law, and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing, except as set forth in Section 3.14(b) of the Disclosure Schedule and where noncompliance, failure to withhold such amounts, and the incurrence of such liability would not reasonably be expected to be material. To the knowledge of the Company, the Company and its Subsidiaries have appropriately classified independent contractors and employees and within the three (3) years preceding the date hereof, they have had no claims asserted in any forum for any misclassification of workers, failure to withhold taxes, failure to provide benefits or other perquisites of employment to independent contractors. To the knowledge of the Company, the Company and its Subsidiaries have paid in full to all employees, or adequately accrued for in accordance with GAAP consistently, applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees or contractors, and there is no administrative claim, court complaint, or other legal proceeding pending before any Governmental Authority nor, to the knowledge of the Company, is there any threatened administrative claim, court complaint or other legal proceeding regarding the payment of wages, salary, overtime pay or other payment for services rendered with respect to any persons currently or formerly employed or engaged by the Company or any Subsidiary other than claims listed in Section 3.14(b) of the Disclosure Schedule. Neither the Company nor any Subsidiary is a party to, or is otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees, independent contractors or employment practices, other than those listed in Section 3.14(b) of the Disclosure Schedule. There is no administrative charge, court complaint, or other legal proceeding pending nor, to the knowledge of the Company, is there any threatened administrative charge, court complaint or other legal proceeding regarding a violation of occupational safety or health standards by the Company or any Subsidiary, other than those listed in Section 3.14(b) of the Disclosure Schedule. There is no administrative charge, court complaint, or other legal proceeding pending nor, to the knowledge of the Company, is there any threatened administrative charge, court complaint or other legal proceeding regarding discrimination in the employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person, other than charges listed in Section 3.14(b) of the Disclosure

Schedule. No inquiry or investigation affecting any Company or any Subsidiary has been made or, to the knowledge of the Company, threatened by the Commission for Racial Equality, the Equal Employment Opportunity Commission or any similar body other than inquiries or investigations listed in Section 3.14(b) of the Disclosure Schedule.
     (c) Except as disclosed in Section 3.14(c) of the Disclosure Schedule, (i) all existing contracts of employment to which the Company or, to the knowledge of the Company, any Subsidiary is a party are terminable by the Company or any Subsidiary on three months’ notice or less without compensation (other than in accordance with applicable legislation); (ii) neither the Company nor any Subsidiary has an established pattern or practice with respect to the payment of standard severance or separation pay to similarly situated employees following the termination of employment of any employee for any reason (i.e. for cause, not for cause or voluntary termination); (iii) neither the Company nor, to the knowledge of the Company, any Subsidiary has any outstanding liability to pay compensation for loss of employment to any present or former employee or to make any payment for breach of any agreement listed in Section 3.13(a) of the Disclosure Schedule; (iv) there is no term of employment ¸ whether contractual or otherwise, of any employee of the Company or, to the knowledge of the Company, any Subsidiary which shall entitle that employee to treat the consummation of the Transactions as amounting to a breach of his contract of employment or otherwise entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.
     (d) Within the six (6) years preceding the date hereof, the Company and its Subsidiaries have complied with all notice obligations under the WARN Act and any state equivalent.
     3.15. Property and Leases. (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not reasonably be expected to have a Material Adverse Effect.
     (b) Except as disclosed in Section 3.15(b) of the Disclosure Schedule, the Company does not own any real property.
     (c) Section 3.15(c) of the Disclosure Schedule contains an accurate and complete list of all leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party (the “Leases"). All amendments and modifications to the Leases are in full force and effect and described in Section 3.15(c) of the Disclosure Schedule, and there exists no default under any Lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as would not reasonably be expected to have a Material Adverse Effect.
     (d) The Company has made available to Purchaser a true, correct and complete copy of each Lease, including all amendments, supplements or other modifications thereto, and (i) each Lease is legal, valid, binding and enforceable against the Company and the Subsidiaries party thereto in accordance with the terms thereof, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditor’s rights and to general principles of equity; (ii) neither the Company and the Subsidiaries, nor, to the Company’s knowledge, any other party to any Lease, has waived any material term or condition thereof, and all material covenants to be performed by the Company and the Subsidiaries prior to the date hereof or, to the Company’s knowledge, by any other party to any Lease, have been performed in all material respects; (iii) none of the Company and the Subsidiaries or, to the Company’s knowledge, any other party to any Lease, is in material breach or default under any lease, and no event or circumstance exists or has occurred which, with the delivery of notice, the passage of time or both, would constitute a material breach or default by the Company or any Subsidiary or, to the Company’s knowledge, by any other party thereto, permit the termination, modification or acceleration of rent under any Lease; and (iv) the Company and the Subsidiaries have not subleased, or collaterally assigned or granted any security interest in any Lease or any interest therein.
     3.16. Intellectual Property. (a) Section 3.16 of the Disclosure Schedule contains a list of all Intellectual Property material to the conduct of the businesses of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted and either owned by or registered in the name of the Company or any of the Subsidiaries or owned by others and licensed to the Company or any of the Subsidiaries, specifying as to each, as applicable:
     (i) the nature of such Intellectual Property;
     (ii) the owner of such Intellectual Property;
     (iii) in the case of Intellectual Property owned by or registered in the name of the Company or any of the Subsidiaries (collectively, the “Company Owned Intellectual Property”), the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration and filing, as applicable; and
     (iv) contracts, licenses, sublicenses, agreements and other arrangements as to which the Company or any of the Subsidiaries is a party and pursuant to which any person (including the Company or any of the Subsidiaries) is authorized to use such Intellectual Property (collectively, the “IP Contracts”), including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalties and the terms thereof.
     (b) Except as would not reasonably be expected to have a Material Adverse Effect, the conduct of the businesses of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted does not (i) infringe upon or misappropriate the Intellectual Property rights or rights of publicity or privacy of, or libel or defame, any third party or constitute unfair competition or trade practices with respect to Company Owned Intellectual Property in the jurisdictions in which the Company and its Subsidiaries do business (nor does the Company have any knowledge of any basis therefore); and (ii) to the knowledge of the Company, infringe upon or misappropriate the Intellectual Property rights or rights of publicity or privacy of, or libel or defame, any third party or constitute unfair competition or trade practices with respect to all other Intellectual Property used by the Company or any of the Subsidiaries in the jurisdictions in which they do business (nor does the Company have any knowledge of any basis therefore).
     (c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, each item of Intellectual Property currently used by each of the Company and the Subsidiaries and material to the conduct of its business as currently conducted or as contemplated to be conducted is either (i) exclusively owned by it and was created solely by its employees acting within the scope of their employment or by third parties, all of which employees and third parties have validly assigned all of their rights, including Intellectual Property rights therein in writing, to it; or (ii) duly and validly licensed to it for use in the manner currently used by it or as contemplated to be used by it.
     (d) Except as set forth in Section 3.16(d) of the Disclosure Schedule, each item of Company Owned Intellectual Property (i) is subsisting and in full force and effect; (ii) has not been abandoned or passed into the public domain; (iii) is free and clear of any lien, security interest or other encumbrance; (iv) to the knowledge of the Company, has not been, and is not currently, infringed upon or misappropriated by any third parties; (v) is not subject to any outstanding judgment, order, decree, stipulation or injunction; and (vi) is not the subject of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand, pending or threatened, which challenges the legality, validity, enforceability, use or ownership thereof.
     (e) The Company has delivered to Parent copies of all United States, non-United States and international:
     (i) patents and patent applications of the Company and each of the Subsidiaries; and
     (ii) registrations of the Company and each of the Subsidiaries of, and applications to register, other Intellectual Property rights, including, without limitation, trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names and addresses, copyrightable works, copyrights and mask works (collectively, under both clauses (i) and (ii), “Registered Intellectual Property”).
Except as would not reasonably be expected to have a Material Adverse Effect, all necessary registration, maintenance and renewal fees in connection with each item of Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Governmental Authority or domain name registrar(s) in the United States or non-United States jurisdictions, as the case may be (including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office or their respective counterparts in any relevant non-United States jurisdiction), for the purposes of maintaining such Registered Intellectual Property.
     (f) The Company has no knowledge of any facts, circumstances or information that (i) would render any Registered Intellectual Property invalid or unenforceable; (ii) would adversely affect any pending application for any Registered Intellectual Property; or (iii) would adversely affect or impede the ability of any of the Company or the Subsidiaries to use any Intellectual Property in the manner currently used by it in the conduct of its business or as contemplated to be used.
     (g) All officers, management employees, and technical and professional employees, and consultants of the Company and the Subsidiaries are party to written obligations with the Company and the Subsidiaries, as applicable, which documents such individual’s obligations to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment or services to the Company or a Subsidiary, as applicable, and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.
     3.17. Taxes. (a) (i) All material Tax Returns that are required to be filed by or with respect to Taxes of the Company and each Subsidiary have been filed or caused to be filed or will be filed in a timely manner (with applicable extension periods), and such Tax Returns are true, accurate and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof; (iii) any deficiencies resulting from examinations of such Tax Returns have either been paid or are being contested in good faith; and (iv) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or any Subsidiary; and (v) each of the Company and its Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.
     (b) Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any Subsidiary has received written notice of any claim made by a Government Authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns, that the Company or a Subsidiary may be required to file Tax Returns or to pay Taxes by that jurisdiction.
     (c) Except as set forth in Section 3.17 of the Disclosure Schedule, no federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or are pending with regard to any Tax Returns with respect to Taxes of the Company or any Subsidiary.
     (d) Except as set forth in Section 3.17 of the Disclosure Schedule, there is no material tax lien (other than for current taxes not yet due and payable) against the assets of the Company or any Subsidiary.
     (e) None of the assets of the Company or any Subsidiary is (i) “tax exempt use property” within the meaning of Section 168(h) of the Code; or (ii) subject to any lease made pursuant to former Section 168(f)(8) of the Code.
     (f) Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.

     (g) The accruals and reserves for taxes reflected in the 2004 Balance Sheet are adequate to cover all taxes accruable through the date of the 2004 Balance Sheet (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles.
     (h) The Company and each of the Subsidiaries is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.
     (i) The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement.
     (j) Neither the Company nor any Subsidiary is a party to any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Group pursuant to Sections 162(m).
     (k) Neither the Company nor any Subsidiary has agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.
     (l) Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes, except any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) that elects to be treated as a partnership for federal income tax purposes at the request of Parent or Purchaser.
     (m) Neither the Company nor any Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
     (n) The Company and its Subsidiaries have made available (or will make available prior to closing) information to Parent, Purchaser and their representatives for the purposes of determining (i) the basis of the Company or its Subsidiary in its assets; (ii) the basis of the stockholders of Company’s Subsidiary in its stock (or the amount of any excess loss account); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or its Subsidiary; and (iv) any Code Section 382 limitation applicable to the Company or its Subsidiary.
     3.18. Environmental Matters. Except as described in Section 3.18 of the Disclosure Schedule and except as would not reasonably be expected to result in a Material Adverse Effect, (a) the Company and its Subsidiaries have at all times been and are in full compliance with all applicable Environmental Laws; (b) none of the properties currently or formerly owned, leased or operated by the Company or its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance to an extent that would require the Company or its Subsidiaries to make any report, filing or application, or take responsive action or that could cause liability for the Company or its Subsidiaries, under Environmental Laws; (c) none of the Company and its Subsidiaries have received any written notice of liability for any contamination by Hazardous Substances at any site containing

Hazardous Substances generated, transported, stored, treated or disposed by the Company or its Subsidiaries; (d) none of the Company and its Subsidiaries are actually or allegedly liable for any damages, remediation, or penalties, or subject to any claim by any person or Governmental Authority for any injunctive or monetary relief (including, without limitation, pending or threatened liens) arising out of or relating to any failure to comply with any Environmental Law or exposure of any person to Hazardous Substances; (e) the Company and its Subsidiaries are in compliance with all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”), and, to the knowledge of the Company and its Subsidiaries, all past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, costs or liability; (f) the Company and its Subsidiaries have made available to Purchaser complete and correct copies of all studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other documents (whether in hard copy or electronic form) in the Company’s or Subsidiaries’ possession regarding the presence or alleged presence of Hazardous Substances at, on, or affecting any property currently or formerly owned or operated by the Company and its Subsidiaries and (g) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances.
     3.19. Material Contracts. There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) to which the Company or any Subsidiary is a party or by which Company or any Subsidiary is bound (the “Material Contracts") other than (a) those Material Contracts identified on the exhibit indices of SEC Reports and (b) those Material Contracts entered into by the Company or a Subsidiary in compliance with Section 5.1. In addition, (i) each Material Contract is valid, subsisting, in full force and effect and is enforceable against Company or the applicable Subsidiary, and, to the knowledge of the Company, the other parties thereto in accordance with its terms; (ii) none the Company and its Subsidiaries, nor to the knowledge of Company, any other party, is in breach of or in default under any provision of any Material Contract, except for breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) the Company and the Subsidiaries are not in receipt of any written claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall have, individually or in the aggregate, a Material Adverse Effect with respect to any Material Contract. To the knowledge of the Company, no condition or circumstance exists which would reasonably be expected to constitute a default of a provision under any Material Contracts, except for defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Unredacted copies of any Material Contracts filed with the SEC pursuant to a confidential treatment request have been made available to Parent.
     3.20. Records. The corporate record books of the Company and each Subsidiary, other than PIC, contain accurate records of all material meetings and accurately reflect all other material actions taken by the respective boards and the committees thereof. Complete and accurate copies of all such record books have been made available by the Company to Parent.
     3.21. Insurance. (a) Section 3.21 of the Disclosure Schedule sets forth, as of the date hereof, all material policies of insurance maintained by or for the benefit of the Company and the Subsidiaries, including any dealing with or regarding the ownership, use, or operation of any of their respective assets and properties and that (i) have been issued to the Company or any Subsidiary or (ii) that are held by any Affiliate of the Company or any Subsidiary for the benefit of the Company and the Subsidiaries (collectively, the “Insurance Policies").
     (b) As of the date hereof, the Insurance Policies are reasonably believed by the Company to be (i) underwritten by entities of recognized financial responsibility and solvency, and (ii) sufficient to protect against such losses and risks and in such amounts as are customary in the businesses in which the Company and Subsidiaries are engaged.
     (c) With respect to each Insurance Policy:
     (i) assuming that the entity underwriting such Policy is duly organized and has the requisite power and authority (both corporate and regulatory) to underwrite such a Policy, the Policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect;
     (ii) none of the Company and its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute a breach or default, or permit termination or modification, under the Policy; and
     (iii) to the knowledge of the Company, no insurer on the Policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
     3.22. Brokers. No broker, finder or investment banker (other than Needham & Company) (the "Company’s Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company’s Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions. The fees and expenses of Needham & Company will be paid or caused to be paid by the Company.
     3.23. Customers and Suppliers. There has not been any change in the business relationship of the Company or any Subsidiary with any customer who accounted for more than ten percent (10%) of the Company’s sales (on a consolidated basis) during the period from January 1, 2004 to the date hereof, or any supplier from whom the Company and the Subsidiaries purchased more than five percent (5%) of the goods or services (on a consolidated basis) which it purchased during the same period except for such change as would not reasonably be expected to have a Material Adverse Effect.
     3.24. Certain Business Practices. To the knowledge of the Company, none of the Company or any director, officer, employee or agent of the Company or any Subsidiary acting on behalf of the Company or any Subsidiary has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other unlawful payment.
     3.25. Export Controls. The Company is and, for the past five (5) years, has been in compliance with all Applicable Laws relating to export control and trade embargoes except to the extent that noncompliance with such Applicable Laws would not reasonably be expected to have a Material Adverse Effect.
     3.26. Antiboycott Laws. The Company has not violated the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq. or taken any action that would reasonably be expected to result in a penalty under Section 999 of the Code except to the extent that such violation or action would not reasonably be expected to have a Material Adverse Effect.
     3.27. Affiliate Transactions. Except as set forth in Section 3.27 of the Disclosure Schedule, there are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any of the Subsidiaries, on the one hand, and any of the directors, officers or other Affiliates of the Company and the Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K.
     3.28. Opinion of Financial Advisor. The Company has received the oral opinion of the Company’s Financial Advisor, as of August 16, 2005, to the effect that, as of such date, the consideration to be received in the Merger by the Company’s common stockholders is fair to the Company’s stockholders from a financial point of view, and a copy of such opinion in written form shall be delivered to Parent and Purchaser as soon as reasonably practicable after the date hereof. The Company has been authorized by the Company’s Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement.
Article IV.
Representations and Warranties of JE Holdings, Parent and Purchaser
     JE Holdings, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:
     4.1. Corporate Organization. JE Holdings is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Parent and Purchaser are newly-formed corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have engaged in no business other than in connection with the Transactions. Each of JE Holdings, Parent and Purchaser has the requisite corporate power and authority and all necessary approvals from Governmental Authorities to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and approvals would not, individually or in the aggregate, have a material adverse effect on the business or operations of JE Holdings, Parent and Purchaser and their respective Subsidiaries taken as a whole.

     4.2. Authority Relative to This Agreement. Each of JE Holdings, Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the Transactions. The execution and delivery of this Agreement by JE Holdings, Parent and Purchaser and the performance by JE Holdings, Parent and Purchaser of their obligations hereunder have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of JE Holdings, Parent or Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the MBCA). This Agreement has been duly and validly executed and delivered by JE Holdings, Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of JE Holdings, Parent and Purchaser enforceable against each of JE Holdings, Parent and Purchaser in accordance with its terms.
     4.3. Board Approvals and Takeover Laws. The Board of Directors of JE Holdings (the “JE Board”), at a meeting duly called and held, has (i) duly and validly approved, as of the date of this Agreement, and taken all corporate action required to be taken by the JE Board to authorize the consummation of the Transactions; and (ii) determined, as of the date of this Agreement, that no vote of the stockholders of JE Holdings is required in order for JE Holdings to accept, approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the JE Board has been amended, rescinded or modified except as permitted by the terms of this Agreement.
     4.4. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by JE Holdings, Parent and Purchaser do not, and the performance of their obligations under this Agreement shall not, (i) conflict with or violate the articles of organization or by-laws or similar documents of JE Holdings, Parent or Purchaser; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(b) have been obtained and all filings and obligations described in Section 4.4(b) have been made and, subject, in the case of the Merger, to obtaining Stockholder Approval, conflict with or violate any Applicable Law or by which any property or asset of either of them is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of JE Holdings, Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which JE Holdings, Parent or Purchaser is a party or by which JE Holdings, Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay JE Holdings, Parent or Purchaser from performing any of their material obligations under this Agreement.
     (b) The execution and delivery of this Agreement by JE Holdings, Parent and Purchaser do not, and the performance of this Agreement by JE Holdings, Parent and Purchaser shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange

Act, Blue Sky Laws, state takeover laws, the HSR Act and the requirements in the countries where a merger filing will be necessary or advisable, the Exon-Florio Provision and the filing and recordation of appropriate merger documents as required by the MBCA; (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay JE Holdings, Parent or Purchaser from performing their material obligations under this Agreement; and (iii) where, pursuant to the Listing Rules of the Hong Kong Stock Exchange, JE Holdings at the time of signing of this Agreement makes a notice filing with the Hong Kong Stock Exchange, discloses the Merger’s principal terms in a newspaper announcement following the signing, and following the signing will distribute a circular to shareholders in substantially the same form as the newspaper announcement. JE Holdings shall provide the Company and its counsel the opportunity to review the notice filing, newspaper announcement and circular, including all amendments and supplements thereto, prior to their being filed with the Hong Kong Stock Exchange or published, as the case may be, and shall give the Company and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Hong Kong Stock Exchange.
     4.5. Financing. JE Holdings, Parent and Purchaser have, and will have available to them at and after the Effective Time, sufficient funds to consummate the Transactions, including without limitation payment in full of amounts due for the Merger Consideration, Option Consideration and Warrant Consideration and all fees and expenses incurred in connection with the Transactions.
     4.6. Brokers. No broker, finder or investment banker (other than Morgan Joseph & Co. Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of JE Holdings, Parent or Purchaser. The fees and expenses of Morgan Joseph & Co. Inc. will be paid or caused to be paid by JE Holdings, Parent or Purchaser.
     4.7. Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of JE Holdings, Parent or Purchaser, threatened against JE Holdings, Parent or Purchaser, or any property or asset of JE Holdings, Parent, Purchaser or any Subsidiary, before any Governmental Authority that seeks to materially delay or prevent the consummation of any Transaction. None of JE Holdings, Parent, Purchaser or any Subsidiary nor any property or asset of JE Holdings, Parent, Purchaser or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with or, to the knowledge of JE Holdings, Parent or Purchaser, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Transactions.
     4.8. Ownership of Shares; MCRL Chapter 110F. None of JE Holdings, Parent or Purchaser owns any Shares or Preferred Shares. During the three years prior to the execution of this Agreement, none of JE Holdings, Parent, Purchaser or any of their respective Affiliates or associates has been, with respect to the Company, an “interested stockholder” within the meaning of and as defined in the MCRL Chapter 110F.

Article V.
Conduct of Business Pending the Merger
     5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement and as set forth in Section 5.1 of the Disclosure Schedule or unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers and key employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. Except as expressly contemplated by this Agreement and Section 5.1 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:
     (a) amend or otherwise change its articles of organization or by-laws or equivalent organizational documents;
     (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 2,306,400 Shares issuable pursuant to the Company Stock Option Plans, Preferred Shares, Convertible Notes and Warrants outstanding on the date hereof);
     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for regular quarterly dividends on the Preferred Shares declared and paid at times consistent with past practice in an aggregate amount not in excess of $1.65 per Share;
     (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;
     (e) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets, other than pending acquisitions or minority investments, in each case publicly announced prior to the date hereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets (other than sales of obsolete assets and inventory in the ordinary course of business consistent with past practice); (iv) authorize, pay, discharge or satisfy any claims, liabilities, commitments or obligations (whether absolute, accrued, contingent or otherwise) in excess of $250,000, other than the payment, discharge or satisfaction of any such claims, liabilities, commitments or obligations, in the ordinary course of business consistent with past practice, or reflected or reserved against in, or contemplated by, the 2004 Balance Sheet;
     (f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or executive officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;
     (g) take any action, other than commercially reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);
     (h) make any material tax election or settle or compromise any material United States federal, state, local or other non-United States income tax liability, except in the ordinary course of business or in a manner consistent with past practice; or change any of the accounting methods used by the Company materially affecting the Company’s assets, liabilities or business, except for such changes required by GAAP;
     (i) enter into, amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s rights thereunder, other than in the ordinary course of business and consistent with past practice, including any new or materially amended joint venture or supply agreement with Infineon Technologies AG or any Affiliate thereof (“Infineon”);
     (j) permit any material insurance policy naming the Company as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;
     (k) create any material Subsidiaries or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);
     (l) commence or settle any material Action; or
     (m) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     5.2. Consultation. In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, the Company shall use commercially reasonable efforts to consult in good faith on a regular basis with the representatives of Parent to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested in writing by Parent or its representatives; provided, that the consultation required by this Section 5.2 shall be conducted in a manner so as not to disrupt in any material respect the business of the Company and its Subsidiaries. JE Holdings, Parent and Purchaser acknowledge that none of JE Holdings, Parent or Purchaser shall have any approval rights under this Section 5.2. The Company acknowledges that any such consultation shall not constitute a waiver by JE Holdings, Parent or Purchaser of any rights it may have under this Agreement and that none of JE Holdings, Parent or Purchaser shall have any liability or responsibility for any actions of the Company and any of its Subsidiaries or any of their respective directors or officers with respect to matters that are the subject of such consultations.
Article VI.
Additional Agreements
     6.1. Proxy Statement.
     (a) Subject to the terms of this Agreement and to its fiduciary duties under Applicable Law as advised by independent counsel, as promptly as practicable following the date of this Agreement, the Company shall, with the assistance and approval of JE Holdings, prepare and file the Proxy Statement with the SEC under the Exchange Act (such proxy statement, as amended and supplemented, the “Proxy Statement”), and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC. JE Holdings, Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall provide Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to it being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Subject to the terms of this Agreement and to its fiduciary duties under Applicable Law as advised by independent counsel, each of the Company, JE Holdings, Parent and Purchaser agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.
     (b) None of the information supplied or to be supplied by the Company, JE Holdings, Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
     6.2. Stockholders’ Meeting. Subject to the terms of this Agreement and to its fiduciary duties under Applicable Law as advised by independent counsel, as promptly as practicable following the date that the Company has received confirmation that the staff of the SEC has no comments or no further comments on the Proxy Statement, the Company, acting through its Board, and in accordance with Applicable Law and the Company’s articles of organization and by-laws, shall (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Transactions (the “Stockholders’ Meeting”); (ii) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to JE Holdings, Parent or Purchaser the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions; and (iii) use its best efforts to obtain such approval and adoption. At the Stockholders’ Meeting, JE Holdings, Parent and Purchaser shall cause all Shares then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.
     6.3. Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, to the extent permitted by Applicable Law, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of JE Holdings, Parent and Purchaser reasonable access at reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish JE Holdings, Parent and Purchaser with such financial, operating and other data and information (“Confidential Information”) as JE Holdings, Parent or Purchaser, through their officers, employees or agents, may reasonably request.
     (b) From and after the date hereof, JE Holdings, Parent and Purchaser shall, and shall cause their respective Affiliates and their respective officers, directors, employees, agents and representatives to comply with the provisions of the Nondisclosure Agreement in their treatment of Confidential Information.
     (c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
     6.4. No Solicitation of Transactions.
     (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal, including a Superior Proposal; or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to any Acquisition Proposal, except that the Company may take any action referred to in this clause (ii) if (I) the Board determines in good faith, after having received advice from outside legal counsel, that such action is consistent with the fiduciary duties of the Board under Applicable

Law, (II) the Board determines in good faith that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal, and (III) after giving prior written notice to JE Holdings and entering into a customary confidentiality agreement. For purposes of this Agreement, a "Superior Proposal” means any bona fide written proposal, not solicited, initiated or knowingly encouraged in violation of this Section 6.4, made by a third person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 50% or more of the outstanding equity securities of the Company entitled to vote generally in the election of directors or a substantial portion of the assets of the Company and its Subsidiaries on a consolidated basis, if and only if, the Board reasonably determines (after consultation with its financial advisor and outside counsel) (i) that the proposed transaction would be more favorable from a financial point of view to its stockholders than the Merger and the Transactions taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by JE Holdings, Parent and Purchaser; and (ii) that the person or entity making such Superior Proposal is capable of consummating such Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).
     (b) Except as set forth in this Section 6.4(b), neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to JE Holdings, Parent or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Merger or the Transactions. Notwithstanding the foregoing, if, prior to receipt of Stockholder Approval, the Board determines in good faith (i) after having received advice from outside counsel, that such action is consistent with the fiduciary duties of the Board under Applicable Law; and (ii) that an Acquisition Proposal constitutes a Superior Proposal, the Board or a committee thereof, as applicable, may withdraw or modify its approval or recommendation of the Merger.
     (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing prior to the date hereof with respect to any Acquisition Proposal.
     (d) The Company shall promptly advise JE Holdings orally and in writing of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request; (ii) any material changes in any such Acquisition Proposal or request; and (iii) any non-public information concerning the operations of the Company or any of its Subsidiaries that is provided to such person or its representatives, which was not previously provided to JE Holdings.
     (e) The Company agrees, except as consistent with the Board’s fiduciary duties under Applicable Law, after having received advice from outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, except as may be necessary to submit an Acquisition Proposal hereunder.

     6.5. Employee Benefits Matters. (a) JE Holdings, Parent and Purchaser agree that following the Effective Time, the Surviving Corporation and its Subsidiaries and successors shall provide those persons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries (“Retained Employees”) with employee plans and programs which provide benefits that are substantially similar in the aggregate than those provided to similarly situated employees of JE Holdings. Employees of the Company or any Subsidiary shall receive credit for purposes of accrual of seniority with respect to termination or severance benefits and eligibility to participate and vesting and benefit accrual (but, except as required by Applicable Law, not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement that is established or maintained by the Surviving Corporation or any of its Subsidiaries and in which such employees are eligible to participate after the Effective Time for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, with respect to any medical, dental, pharmaceutical and/or vision benefit plan of JE Holdings in which employees of the Company may participate following the Effective Time (a “New Plan”), JE Holdings shall cause all pre-existing condition exclusion and actively-at-work requirements to be waived for such employees and their covered dependents (provided, however, that such waiver shall not apply to any pre-existing condition that excluded any such employee or dependent prior to the Effective Time from the corresponding Plan maintained by the Company) and shall provide that any covered expenses incurred on or before the Effective Time by an employee or an employee’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the relevant New Plan after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of JE Holdings and its Subsidiaries. Subject to the provisions of this Section 6.5, nothing shall require JE Holdings to provide the Retained Employees with any particular employee benefit plans, agreements, or programs or preclude or limit JE Holdings’ ability to modify, amend, or terminate any New Plan or any of the Company’s Plans as it deems appropriate.
     (b) In addition, JE Holdings, Parent and Purchaser shall provide severance arrangements to the individuals set forth in Schedule 6.5(b) for the time periods and for the amounts contained therein.
     6.6. Directors’ and Officers’ Indemnification and Insurance. (a) The articles of organization and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than as are set forth in Article 6D of the Company’s articles of organization, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Applicable Law.
     (b) JE Holdings shall cause the Surviving Corporation and any successor to the Surviving Corporation, to the fullest extent permitted under Applicable Law, to indemnify, defend and hold harmless (including any obligation to advance funds for expenses) from and after the Effective Time, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the Transactions; or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company’s articles of organization or by-laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, Action, suit, proceeding or investigation, the Surviving Corporation shall, to the extent permitted by Massachusetts law, pay the expenses incurred by the Indemnified Parties from time to time in advance of the disposition of such claim, Action, suit, proceeding or investigation, including the reasonable fees of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.6(b)) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.
     (c) JE Holdings shall cause the Surviving Corporation to use its best efforts to maintain in effect, for six years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring at and prior to the Effective Time; provided, however, that the Surviving Corporation may substitute therefor policies of similar coverage containing terms and conditions that are not materially less favorable to such directors and officers; provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.6(c) more than an amount per year equal to 200% of the current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $140,000 per annum in the aggregate); provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.6(c) for such aggregate premiums, the Surviving Corporation shall obtain as much insurance (up to the amount of insurance required by this Section 6.6(c)) as is possible for such aggregate premium.
     (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at JE Holdings’ option, JE Holdings, shall assume the obligations set forth in this Section 6.6.
     (e) JE Holdings guarantees that if for any reason the Company or the Surviving Corporation, as the case may be, shall not meet its obligations pursuant to this Section 6.6, it shall meet such obligations in full when and as such obligations arise.

     6.7. Notification of Certain Matters. The Company shall give prompt notice to JE Holdings, and JE Holdings shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof until the Effective Time; and (ii) any failure of the Company, JE Holdings, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     6.8. HSR Act Filing. As promptly as possible after the date of this Agreement, if required by any Applicable Law, each of JE Holdings and Company shall file, or cause to be filed, with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement, and shall file an antitrust notification in any other jurisdiction if required by any Applicable Law. Each of JE Holdings and Company shall furnish promptly, or cause to be furnished promptly, to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by either of them pursuant to the HSR Act or any other antitrust notification in connection with such filings. JE Holdings and Company shall cooperate fully with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. JE Holdings shall pay, or cause to be paid, the applicable HSR Act filing fee and any other applicable antitrust fees.
     6.9. Exon-Florio Provision. JE Holdings and the Company agree that at any time prior to the Effective Time, if any action is necessary or desirable to carry out the requirements of the Exon-Florio Provision, they shall cause their respective proper officers and directors to use their commercially reasonable efforts to take all such action.
     6.10. Public Announcements. JE Holdings and the Company agree that no public release or announcement concerning the Transactions or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Law or the rules or regulations of any United States or non-United States securities exchange (including, without limitation, the listing requirements of the Hong Kong Stock Exchange), in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
     6.11. Consents and Approvals; Commercially Reasonable Efforts.
     (a) Prior to the Effective Time, upon the terms and subject to the conditions of this Agreement, and subject to Section 6.4, except to the extent that, after consultation with outside legal counsel to the Company, the Company Board determines that to do so would not be in the best interests of the Company and its stockholders and would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under Applicable Law, JE Holdings,

Parent, Purchaser and the Company agree to use their respective commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary and appropriate, under Applicable Laws to consummate and make effective the Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Authority; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iii) the satisfaction of the other parties’ conditions to closing. In addition, except as otherwise contemplated in Section 6.4 or as required by Applicable Law, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority necessary to be obtained prior to Closing.
     (b) Prior to the Effective Time, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions unless otherwise prohibited by Applicable Law. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Government Authority with respect to the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits (including environmental Permits) are required as a result of the execution of this Agreement or consummation of the Transactions, the Company shall use its commercially reasonable efforts to effect such transfers.
     (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, JE Holdings, Parent and Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all such necessary actions, except to the extent that, after consultation with outside legal counsel to the Company, the Company Board determines that to do so would not be in the best interests of the Company and its stockholders and would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under Applicable Law.
     (d) For purposes of this Section 6.11, “commercially reasonable efforts” of JE Holdings, Parent and Purchaser shall not require JE Holdings, Parent and Purchaser to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of the Company Subsidiaries, or by JE Holdings, Parent, Purchaser or any of their Subsidiaries, of all or any portion of the business or assets of the Company or any of the Company Subsidiaries or JE Holdings, Parent or Purchaser or any of their Subsidiaries, or compel JE Holdings, Parent or Purchaser or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of the Company Subsidiaries or JE Holdings, Parent or Purchaser Subsidiaries or any of their Subsidiaries. The Company shall not agree to any such prohibition, limitation, or other requirement without the prior written consent of JE Holdings, Parent or Purchaser.
     6.12. State Takeover Laws. If any state takeover statute, or any other state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, becomes or is deemed to become applicable to the Company or the Merger, then the Company Board shall take all action necessary to render such statute or law inapplicable to the foregoing, except to the extent that, after consultation with outside legal counsel to the Company, the Company Board determines that to do so would not be in the best interests of the Company and its stockholders and would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under Applicable Law.
     6.13. Infineon Joint Venture. The Company shall timely advise JE Holdings orally and in writing of any material developments with respect to the Company’s joint venture or supply agreement with Infineon.
     6.14. Company Warrants. Prior to the Effective Time, the Company shall use its reasonable best efforts to negotiate settlements with the individual warrant holders, on terms specified or approved by JE Holdings or Parent, pursuant to which each warrant to purchase Shares that is outstanding as of the date hereof, as set forth in Section 6.14 of the Disclosure Schedule (collectively, the “Warrants”, and the agreements with the Warrant holders governing such Warrants, the “Warrant Agreements”), will be cancelled immediately prior to the Effective Time. For the purposes of this Section 6.14, “reasonable best efforts” of the Company shall not require the Company to agree to (i) make any payments or waive any rights in respect of the Warrants or Warrant Agreements or (ii) amend the Warrants or Warrant Agreements, in each case, unless the Merger is consummated.
     6.15. Remediation Activities. The Company shall continue with the remediation activities at its Methuen site as described in the Remedial Activity Measure reports submitted to the Massachusetts Department of Environmental Protection (the “Remediation Activities”) and shall use its commercially reasonable efforts to take, or cause to be taken, all actions, to complete as much of the Remediation Activities as reasonably practicable before the Effective Time. The Company shall timely advise Parent orally and in writing of any material developments with respect to the Remediation Activities that would result in any material change in the scope of the Remediation Activities or the Company’s related liability.
Article VII.
Conditions to the Merger
     7.1. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

     (a) This Agreement and the Transactions shall have been approved and adopted by Stockholder Approval to the extent required by the MBCA and the articles of organization of the Company;
     (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and the Exon-Florio Provision and in the countries listed in Section 3.7(b) of the Disclosure Schedule where a merger filing was necessary shall have expired or been terminated;
     (c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (including without limitation any preliminary or permanent injunction which would prevent the consummation of the Merger).
     7.2. Conditions to Obligations of JE Holdings, Parent and Purchaser. The obligations of JE Holdings, Parent and Purchaser to effect the Merger are also subject to the satisfaction or waiver by JE Holdings at or prior to the Effective Time of the following conditions:
     (a) The representations and warranties of the Company as set forth in this Agreement shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time;
     (c) Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Material Adverse Effect; and
     (d) JE Holdings shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.
     7.3. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
     (a) The representations and warranties of JE Holdings, Parent and Purchaser as set forth in this Agreement shall be true and correct in all material respects both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

     (b) JE Holdings, Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time; and
     (c) The Company shall have received a certificate of an executive officer of JE Holdings, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
Article VIII.
Termination, Amendment and Waiver
     8.1. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Stockholder Approval:
     (a) By mutual written consent of each of JE Holdings, Parent, Purchaser and the Company duly authorized by the JE Boards and the Board; or
     (b) By JE Holdings, Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before January 15, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or
     (c) By the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of JE Holdings, Parent or Purchaser contained in this Agreement, such that (x) the conditions set forth in Section 7.3(a) or 7.3(b) would not be capable of being satisfied and (y) such breach is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) ten (10) Business Days following notice of such breach and (II) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or (ii) prior to the Stockholder Approval of this Agreement provided that the Company has complied with the terms and conditions of Section 6.4(b); or
     (d) By JE Holdings (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that (x) the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) would not be capable of being satisfied and (y) such breach is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) ten (10) Business Days following notice of such breach and (II) the Termination Date; provided that JE Holdings shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if JE Holdings, Parent or

Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or (ii) if the Board of Directors (x) shall have withdrawn, modified or changed in a manner adverse to JE Holdings, Parent or Purchaser its approval or recommendation of the Transactions, or shall have resolved to effect any of the foregoing, or (y) shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Transactions, or shall have resolved to effect any of the foregoing; or
     (e) By any party if, upon a vote thereon at the Stockholders’ Meeting or any postponement or adjournment thereof, this Agreement shall not gain Stockholder Approval.
     8.2. Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 6.10, this Section 8.2, and Article IX, which shall survive such termination.
     (b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by JE Holdings pursuant to Section 8.1(d)(ii), then the Company shall pay two million dollars ($2,000,000) (such amount, the “Termination Fee”) to JE Holdings, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(c)(ii) or as promptly as practicable (but in any event within two (2) Business Days) in the case of a termination pursuant to Section 8.1(d)(ii), payable by wire transfer of same day funds.
     (c) In the event that (i) this Agreement is terminated by JE Holdings pursuant to Section 8.1(d)(i), and (ii) at any time after the date of this Agreement and prior to the event giving rise to JE Holdings’ right to terminate this Agreement under Section 8.1(d)(i), an Acquisition Proposal shall have been made known to the Company, and (iii) within 12 months after such termination, the Company or any of the Company’s Subsidiaries enters into an agreement in respect of such Acquisition Proposal or a transaction pursuant to which such Acquisition Proposal is consummated, then the Company shall pay the Termination Fee to JE Holdings by wire transfer of same day funds on the date of the agreement in respect of the Acquisition Proposal or, if earlier, on the date of the consummation of the transaction in respect of the Acquisition Proposal, as may be applicable (provided that, for the purposes of this Section 8.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that the references to “30% or more” shall be deemed to be references to “50% or more of the Company and its Subsidiaries on a consolidated basis”).
     (d) In the event that (i) this Agreement is terminated by the Company, JE Holdings, Parent or Purchaser pursuant to Section 8.1(e), then the Company shall pay to JE Holdings an amount in cash equal to the JE Expense Reimbursement Amount, payable by wire transfer of same day funds concurrently with or prior to such termination if terminated by the Company and on the Business Day following such termination if terminated by JE Holdings, Parent or Purchaser; and (ii) (I) this Agreement is terminated by the Company, JE Holdings, Parent or Purchaser pursuant to Section 8.1(e), (II) at any time after the date of this Agreement and prior to the Stockholders’ Meeting an Acquisition Proposal shall have been publicly disclosed, and (III) within 12 months after such termination, the Company or any of the Company’s Subsidiaries enters into an agreement in respect of such Acquisition Proposal or a transaction pursuant to which such Acquisition Proposal is consummated, then the Company shall pay to JE Holdings an amount equal to the Termination Fee minus the JE Expense Reimbursement Amount (to the extent such amount has previously been paid to JE Holdings) by wire transfer of same day funds on the date of the agreement in respect of the Acquisition Proposal or, if earlier, on the date of the consummation of the transaction in respect of the Acquisition Proposal, as may be applicable (provided that, for the purposes of this Section 8.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that the references to “50% or more of the Company and its Subsidiaries on a consolidated basis”).
     (e) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, JE Holdings, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount required to be paid by it pursuant to this Section 8.2, and, in order to obtain the payment, JE Holdings, Parent or Purchaser commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.2, the Company shall pay to JE Holdings, Parent or Purchaser its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with this suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate of Citibank, N.A. then in effect on the date the payment was required to be made plus one percent (1%). Notwithstanding anything to the contrary in this Agreement, JE Holdings’ right to receive payment of the Termination Fee pursuant to this Section 8.2 shall be the exclusive remedy of JE Holdings, Parent and Purchaser against the Company for any liability resulting from this Agreement, and upon payment of the Termination Fee in accordance with this Section 8.2, neither the Company nor any of its respective stockholders, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.
Article IX.
General Provisions
     9.1. Expenses. Except as set forth in Section 8.2, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.
     9.2. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share, Preferred Share or Company Stock Option shall be converted upon consummation of the Merger or otherwise adversely affect the rights of the Company’s equityholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     9.3. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The covenants and agreements contained herein shall survive in accordance with their respective terms.

     9.4. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto; (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
     9.5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (with receipt confirmed by telephone or automatic transmission report) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):
(a)	If to JE Holdings, Parent or Purchaser, addressed to it at:

c/o Johnson Electric Capital Limited Johnson Building, 6-22 Dai Shun Street Tai Po Industrial Estate, New Territories Hong Kong Attention: Christopher Hasson Fax: 852-9190-3400

With a copy to:

Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY 10104 Attention: John R. Hempill, Esq. Fax: 212-468-7900

Morrison & Foerster LLP Suite 3803 Bund Center No. 222 Yan An Road East Shanghai 200002, People’s Republic of China Attention: Charles C. Comey, Esq. Fax: (011-86) 21 6335 2291

(b)	If to the Company prior to the Effective Time, addressed to it at:

Parlex Corporation One Parlex Place Methuen, MA 01844 Attention: Peter J. Murphy Fax: 978-685-8809

with a copy to:
Ropes & Gray, LLP
One International Place
Boston, MA 02110
Attention: Keith F. Higgins, Esq.
Fax: 617-951-7050
     9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
     9.7. Entire Agreement; Assignment. This Agreement and the other documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     9.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.6 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
     9.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that Commonwealth. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Massachusetts state or United States District Court sitting in the City of Boston. The parties hereto hereby (i) submit to the exclusive jurisdiction of any Massachusetts state or United States District Court sitting in the City of Boston for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto; and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
     9.11. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver; and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.
     9.12. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[The remainder of this page has been left blank intentionally.]

     IN WITNESS WHEREOF, JE Holdings, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JOHNSON ELECTRIC HOLDINGS LIMITED

By	/s/ Christopher Hasson

Name: Christopher Hasson Title: Authorized Signatory

J.E.C. ELECTRONICS SUB ONE, INC.

By	/s/ Christopher Hasson

Name: Christopher Hasson Title: Chief Executive Officer

J.E.C. ELECTRONICS SUB TWO, INC.

By	/s/ Christopher Hasson

Name: Christopher Hasson Title: Chief Executive Officer

PARLEX CORPORATION

By	/s/ Peter J. Murphy

Name: Peter J. Murphy Title: Chief Executive Officer

A. Definitions
     For purposes of this Agreement:
     “Acquisition Proposal” means (a) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of (i) all or a substantial part of the assets of the Company and its Subsidiaries taken on a consolidated basis, or (ii) over 30% of any class of equity securities of the Company (including the issuance of any convertible stock and debt and considered on an as-converted basis) entitled to vote in the election of directors; (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 30% or more of any class of equity securities of the Company; or (c) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the Transactions; provided, however, that for purposes of Section 8.2 hereof each reference herein to “30%” shall be changed to “50% or more of the Company and its Subsidiaries on a consolidated basis”; provided, further, however, that offers for the sale of the Multilayer Division and the Laminated Cable Division will not be considered an Acquisition Proposal. An Acquisition Proposal includes a Superior Proposal.
     “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.
     “Applicable Law” means all provisions applying to a person or its property of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances or orders of a Governmental Authority (including the SEC) having jurisdiction over the person; (b) governmental approvals, orders, decisions, injunctions, judgments, awards and decrees of or agreements with a Governmental Authority having jurisdiction over the person; (iii) GAAP; (v) the Securities Act; (c) the Exchange Act; (d) ERISA; (e) the Code; and (f) applicable Blue Sky Laws.
     “beneficial owner” shall be determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act.
     “Business Day” means any day on which banks are not required or authorized to close in the City of New York or Hong Kong.
     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
     “Environmental Laws” means any United States federal, state, local or non-United States laws relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the indoor or outdoor environment, health or natural resources.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
     “Hazardous Substances” means (a) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated as a hazardous or toxic substance, material or waste by any Governmental Authority pursuant to any Environmental Law.
     “Intellectual Property” means any and all (by whatever name or term known or designated) tangible and intangible, now known or hereafter existing, world-wide (including, without limitation, United States, non-United States and international) (a) rights associated with works of authorship, including but not limited to copyrightable works, copyrights, moral rights and mask works; (b) trademark, service mark, trade dress, logo, trade name and corporate name rights and other source identifiers; (c) internet domain names, addresses and uniform resource locators and all associated e-mail addresses; (d) trade secret rights, including know-how and confidential and proprietary information; (e) patents, patentable inventions, designs algorithms and other industrial property rights, including, without limitation, utility patents, design patents, plant patents, statutory invention registrations and defensive publications; (f) all other intellectual and industrial property rights (of every kind and nature, including, without limitation, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; and (g) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter, made, existing, or in force.
     “JE Expense Reimbursement Amount” means an amount, not to exceed four hundred thousand dollars ($400,000), equal to the documented and out-of-pocket fees and expenses of JE Holdings and its Affiliates incurred in connection with the preparation and execution of this

Agreement and the Transactions contemplated hereby, including, without limitation, fees and expenses of legal, Tax and financial advisors.
     “knowledge” “to the knowledge of,” or any similar phrase shall mean, with respect to the Company, to the conscious awareness after reasonable inquiry of Peter J. Murphy, Jonathan R. Kosheff, Alan Wong and William Gray.
     “Laminated Cable Division” means a division of the Company, which manufactures flat or round wire laminated to a flexible substrate material, providing connections between electronic sub-systems.
     “Liquidation Value” with respect to each Preferred Share, shall mean an amount equal to $80.00 per share (subject to equitable adjustment for any stock splits, stock dividends, combinations, reorganizations, reclassifications, recapitalizations or other similar events affecting the Preferred Shares after the date of issuance of such Preferred Shares and prior to the Effective Time), plus an amount equal to all accrued and unpaid dividends on such Preferred Share as of the Effective Time.
     “Material Adverse Effect” means any event, circumstance, change or effect that is materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include events, circumstances, changes and effects (a) that are generally applicable to (i) the business segments in which the Company conducts its business or (ii) either the United States economy or global economy as a whole; provided that the Company and its Subsidiaries are not disproportionately affected thereby; (b) to the extent that they are caused by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations, which occurs or becomes effective after the date hereof; or (c) to the extent attributable to the announcement of pending Transactions or compliance with the terms of this Agreement that impacts the Company or any of its Subsidiaries.
     “Multilayer Division” means a subdivision of the Company’s flexible circuits business division, which manufactures multiple layers of circuitry that are stacked and then laminated.
     “Nondisclosure Agreement” means that letter agreement governing the provision and treatment of Evaluation Material (as defined therein), dated as of March 7, 2005, between Johnson Electric Capital Limited and the Company.
     “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
     “PIC” means Parlex International Corporation, a United States Virgin Islands corporation.
     “Preferred Shares” mean all issued and outstanding shares of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent, JE Holdings or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
     “Tax” or “Taxes” means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, alternative minimum taxes or other taxes, fees, assessments or charges in the nature of taxes, together with any interest, any penalties or additions to tax with respect thereto, and including any fees or penalties imposed on a person in respect of any information Tax Return made to a Governmental Authority; (b) any liability amounts described in clause (a), whether as a result of transferee liability, being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law that is imposed by reason of Treas. reg. 1.1502-6, or similar provision of law; and (c) any liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.
     “Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Government Authority (or any agent thereof) relating to Taxes.

In addition to the foregoing definitions, the following terms shall have the definitions specified on the pages of the Agreement listed below:

2004 Balance Sheet	12
Acquisition Proposal	A-1
Action	13
affiliate	A-1
Agreement	1
Antitrust Division	34
Applicable Law	A-1
Articles of Merger	2
beneficial owner	A-1
Blue Sky Laws	9
Board	8
business day	A-1
Certificates	5
Code	3
Common Share Merger Consideration	3
Company	1
Company Common Stock	1
Company Owned Intellectual Property	18
Company Required Approvals	9
Company Stock Option	4
Company Stock Option Plans	4
Company’s Financial Advisor	23
Confidential Information	30
control	A-1
Convertible Notes	7
Disclosure Schedule	6
Dissenting Shares	4
Effective Time	2
Environmental Laws	A-1
Environmental Permits	22
ERISA	13
ERISA Affiliate	A-1
Exchange Act	A-2
Exon-Florio Provision	9
Financial Statements	11
FTC	34
GAAP	11
Governmental Authority	A-2
Hazardous Substances	A-2
HSR Act	9
Indemnified Parties	33
Infineon	28
Insurance Policies	23
Intellectual Property	A-2
IP Contracts	18
IRS	13
JE Board	25
JE Expense Reimbursement Amount	A-2
JE Holdings	1
knowledge	A-2
Laminated Cable Division	A-3
Leases	17
Liquidation Value	A-3
Material Adverse Effect	A-3
Material Contracts	22
MBCA	1
MCRL	8
Merger	1
Merger Consideration	3
Multiemployer Plan	13
Multilayer Division	A-3
Multiple Employer Plan	13
New Plan	32
Nondisclosure Agreement	A-3
Option Consideration	4
Parent	1
Paying Agent	5
Permits	9
person	A-4
PIC	A-4
Plans	13
Preferred Share Merger Consideration	3
Preferred Shares	A-4
Proxy Statement	29
Purchaser	1
Registered Intellectual Property	19
Retained Employees	32
SEC	10
SEC Reports	10
Securities Act	A-4
Shares	1
SOX	10
Stockholder Approval	8
Stockholders’ Meeting	30
Subsidiary	A-4
Superior Proposal	31
Surviving Corporation	1
Tax or Taxes	A-4

Tax Returns	A-4
Termination Date	38
Termination Fee	39
Transactions	4
United States Person	21
Warrant Agreements	36
Warrants	36